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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE                   MONDAY, OCTOBER 12, 1998
                                                8:00 A.M. EST



Life Financial Terminates FirstPlus Merger Agreement


Life Financial Corporation today announced that on Friday, October 9, 1998 it had advised FirstPlus Financial Group, Inc. that it was terminating the Agreement and Plan of Merger by and between Life and FirstPlus dated March 11, 1998. Daniel L. Perl, President and Chief Executive Officer of Life Financial Corporation, commented "Our Board of Directors determined that it was in the best interest of our stockholders to no longer continue with this merger based upon certain actions and recent developments concerning FirstPlus."

Life Financial Corporation is traded on the Nasdaq Stock Market under the symbol "LFCO". Life Financial is the holding company for Life Bank and Life Capital Markets.